Exhibit 99.1

ANALYST CONTACT:	MEDIA CONTACT:
James Polehna	Renee Walker
(248) 244-4586	(248) 244-5362
james_polehna@kellyservices.com	renee_walker@kellyservices.com

KELLY SERVICES REPORTS RECORD REVENUE AND

STRONG EARNINGS GROWTH FOR THE 1st QUARTER OF 2005

TROY, MI (April 26, 2005)—Kelly Services, Inc., a global provider of staffing services, today announced record revenue and strong earnings growth for first quarter ended April 3, 2005.

Terence E. Adderley, Kelly Services chairman and chief executive officer, announced revenue for the first quarter of 2005 totaled $1.249 billion, a 7.8% increase compared to the $1.159 billion for the corresponding quarter in 2004.

Net earnings for the first quarter of 2005 totaled $4.1 million, a 286% increase compared to $1.1 million reported for the first quarter of 2004. Diluted earnings per share in the first quarter of 2005 were $0.11, a 267% increase as compared to first quarter 2004 earnings of $0.03 per share.

Commenting on the results, Adderley said, “Our first quarter sales of $1.249 billion achieved a new sales record for the first quarter, exceeding the previous record we set in 2004 by over $90 million.

“We expect second quarter 2005 earnings to be in the range of $0.24 to $0.29, as compared to $0.14 per share in the second quarter of 2004. For the full year of 2005, we are maintaining our forecast that earnings will range between $1.00 and $1.20 per share. This forecast is based on moderate global economic growth in 2005.

“Revenue in our U.S. Commercial staffing segment, which accounted for 45% of total sales, increased 2.9% year over year during the first quarter. The gross profit rate in this segment increased nine-tenths of a percent, due to a combination of improved pricing, the decision to exit certain customers, lower workers compensation costs, and higher fee based income. Expenses increased 4.9% compared to last year. Operating earnings totaled $29.4 million, an increase of 20.9% compared to last year.

“Revenue in our Professional, Technical, and Staffing Alternatives (PTSA) segment, which accounted for 22% of total sales, increased 14.1% year over year during the first quarter. Kelly Scientific Resources, Kelly Engineering Resources and Kelly Financial Resources were the leading professional and technical performers in the first quarter. Kelly HRfirst continued to be the leading staffing alternatives unit. Kelly Home Care and the Automotive Services Group experienced small revenue decreases during the quarter. Kelly Staff Leasing revenue also declined, reflecting the repositioning of its customer mix. The PTSA gross profit rate decreased one tenth of a percent, primarily due to business unit mix, partially offset by higher fee based income. Expenses increased 14.7% as compared to last year. Operating earnings totaled $15.5 million and increased 10.2% on a year over year basis.

“Revenue in our International segment, which accounted for 33% of total sales, increased 11.0% year over year during the first quarter. The International gross profit rate increased by two-tenths of a percent, primarily due to growth in fee based income. Operating expenses increased by 9.8% in U.S. dollar terms. Operating earnings totaled $537 thousand, a significant improvement compared to a loss of $905 thousand last year.

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“On a constant currency basis, International segment revenue increased 6.8%, and total Company revenue increased 6.5% year over year in the first quarter.”

On February 7, 2005, the SEC issued a general letter on lease accounting. As a result, nearly 250 public companies have announced lease related restatements, adjustments or reviews of lease accounting. The Company is in process of completing a review of its lease accounting practices, and in consultation with its audit committee, plans to restate its financial statements for 2002, 2003 and 2004 to reflect what are expected to be certain immaterial adjustments. This conclusion has been discussed with the Company’s independent registered public accountants.

The Company is revising its accounting for branch leases to recognize step rent increases on a straight line basis over the lease term. For over twenty-five years, the Company had consistently recognized rent expense as paid.

Although the corrections are not expected to be material to any period, the Company will provide comparable historical information by restating its financial statements for 2002, 2003 and 2004. Selling, general and administrative expense is estimated to increase or decrease by immaterial amounts for each of the three years.

The Company will also record allowances provided by landlords as deferred rent. Previously, these allowances had been recorded as reductions of property and equipment. The balance sheet correction is expected to increase property and equipment and deferred rent in equal amounts.

The net cumulative effect of the estimated corrections to lease accounting for all years prior to 2002, and any other prior period adjustments resulting from the restatement, are expected to be recorded as an adjustment to beginning of year 2002 retained earnings. The combined estimated after tax adjustment is expected to represent less than three tenths of a percent of stockholders’ equity.

The adjustments for lease accounting, and any other adjustments resulting from the restatement, are not expected to have a material effect on historically reported diluted earnings per share. The adjustments are not expected to have any effect on historical or future total cash flows, or the timing of payments under the related leases. The adjustment for lease accounting had no material impact on first quarter 2005 results, and is not presently expected to have a material impact on future results.

In conjunction with its first quarter earnings release, Kelly Services, Inc. will host a conference call at 9:00 a.m. (ET) on April 26, 2005 to review the results. The call may be accessed in one of the following ways:

Via the Telephone:

U.S.	1-888-423-3281
International	1-612-332-0345

The conference call leader is Terence Adderley

The passcode is Kelly Services

Via the Internet:

You may access the call via the internet through the Kelly Services website:

www.kellyservices.com

This release contains statements that are forward looking in nature and accordingly, are subject to risks and uncertainties. These factors include: competition, changing market and economic conditions, currency fluctuations, changes in laws and regulations, including tax laws, the company’s ability to effectively manage its information technology programs, and other factors discussed in this release and in the company’s filings with the Securities and Exchange Commission. Actual results may differ materially from any projections contained herein.

Kelly Services, Inc. (NASDAQ: KELYA, KELYB) is a Fortune 500 company headquartered in Troy, Mich., offering staffing solutions that include temporary staffing services, staff leasing, outsourcing, vendor on-site and full-time placement. Kelly owns and operates nearly 2,600 offices in 27 countries. Kelly provides employment to over 700,000 employees annually, with skills including office services, accounting, engineering, information technology, law, science, marketing, light industrial, education, health care, and home care. Revenue in 2004 was $4.98 billion. Visit www.kellyservices.com.

KELLY SERVICES, INC. AND SUBSIDIARIES

PRELIMINARY STATEMENTS OF EARNINGS

FOR THE 13 WEEKS ENDED APRIL 3, 2005 AND MARCH 28, 2004

(UNAUDITED)

(In thousands of dollars except per share data)

	2005	2004	Change	% Change
Revenue from services	$1,249,335	$1,158,811	$90,524	7.8%
Cost of services	1,044,967	975,455	69,512	7.1

Gross profit	204,368	183,356	21,012	11.5
Selling, general and administrative expenses	197,989	181,342	16,647	9.2

Earnings from operations	6,379	2,014	4,365	216.7
Interest expense, net	(35)	(239)	204	85.4

Earnings before taxes	6,344	1,775	4,569	257.4
Income taxes	2,230	710	1,520	214.1

Net earnings	$4,114	$1,065	$3,049	286.3%

Basic earnings per share	$0.12	$0.03	$0.09	300.0%

Diluted earnings per share	$0.11	$0.03	$0.08	266.7%

STATISTICS:
Gross profit rate	16.4%	15.8%	0.6%
Expenses as a% of revenue	15.8	15.6	0.2
% Return - Earnings from operations	0.5	0.2	0.3
Earnings before taxes	0.5	0.2	0.3
Net earnings	0.3	0.1	0.2
Effective income tax rate	35.2	40.0	(4.8)
Average number of shares outstanding (thousands):
Basic	35,535	34,881
Diluted	35,934	35,302

The financial information above is considered preliminary and is subject to change related to the Company’s review of lease accounting.

KELLY SERVICES, INC.

PRELIMINARY RESULTS OF OPERATIONS BY SEGMENT

(UNAUDITED)

(In thousands of dollars)

	First Quarter
	2005	2004	Change	% Change
Revenue from Services:
U.S. Commercial Staffing	$565,514	$549,330	$16,184	2.9%
PTSA	272,422	238,790	33,632	14.1
International	411,399	370,691	40,708	11.0

Consolidated Total	$1,249,335	$1,158,811	$90,524	7.8%

Earnings (Loss) from Operations:
U.S. Commercial Staffing	$29,386	$24,307	$5,079	20.9%
PTSA	15,469	14,032	1,437	10.2
International	537	(905)	1,442	N/A
Corporate Expense	(39,013)	(35,420)	(3,593)	(10.1)

Consolidated Total	$6,379	$2,014	$4,365	216.7%

The financial information above is considered preliminary and is subject to change related to the Company’s review of lease accounting.

KELLY SERVICES, INC.

PRELIMINARY RECONCILIATION OF CONSTANT CURRENCY

REVENUE FROM SERVICES TO REPORTED REVENUE FROM SERVICES

UNAUDITED

(In thousands of dollars)

	First Quarter
	2005	2004	Change	% Change
U.S. Commercial Staffing	$565,514	$549,330	$16,184	2.9%
PTSA	272,422	238,790	33,632	14.1
International - constant currency*	395,789	370,691	25,098	6.8

Revenue from services - constant currency	1,233,725	1,158,811	74,914	6.5%
Foreign currency impact	15,610		15,610

Revenue from services	$1,249,335	$1,158,811	$90,524	7.8%

*	Information on constant currencies is provided to allow investors to separate the impact of foreign currency translations on reported results. Constant currency results are calculated by translating the current year results at prior year average exchange rates.

The financial information above is considered preliminary and is subject to change related to the Company’s review of lease accounting.

KELLY SERVICES, INC. AND SUBSIDIARIES

PRELIMINARY STATEMENTS OF CASH FLOWS

FOR THE 13 WEEKS ENDED APRIL 3, 2005 AND MARCH 28, 2004

UNAUDITED

(In thousands of dollars)

	2005	2004
Cash flows from operating activities
Net earnings	$4,114	$1,065
Noncash adjustments:
Depreciation and amortization	10,382	11,326
Increase in trade accounts receivable, net	(21,698)	(47,447)
Changes in other operating assets and liabilities	7,222	18,743

Net cash from operating activities	20	(16,313)

Cash flows from investing activities
Capital expenditures	(5,945)	(4,375)
Decrease in short-term investments	834	5
Increase in other assets	(2,867)	(173)
Investment in unconsolidated affiliate	(18,450)	—

Net cash from investing activities	(26,428)	(4,543)

Cash flows from financing activities
Increase (decrease) in short-term borrowings	14,674	(708)
Dividend payments	(3,554)	(3,491)
Stock options and other	(777)	4,169
Purchase of treasury stock	—	(3)

Net cash from financing activities	10,343	(33)

Effect of exchange rates on cash and equivalents	(1,958)	(142)

Net change in cash and equivalents	(18,023)	(21,031)

Cash and equivalents at beginning of period	87,554	76,378

Cash and equivalents at end of period	$69,531	$55,347

The financial information above is considered preliminary and is subject to change related to the Company’s review of lease accounting.

KELLY SERVICES, INC. AND SUBSIDIARIES

PRELIMINARY BALANCE SHEETS

UNAUDITED

(In thousands of dollars)

	April 3, 2005	January 2, 2005	March 28, 2004
Current Assets
Cash and equivalents	$69,531	$87,554	$55,347
Short-term investments	512	1,288	452
Trade accounts receivable, less allowances of $16,296, $16,228 and $16,004, respectively	740,980	727,366	704,771
Prepaid expenses and other current assets	41,447	40,736	34,777
Deferred taxes	36,339	34,967	24,530

Total current assets	888,809	891,911	819,877
Property and Equipment, Net	174,805	179,786	181,487
Noncurrent Deferred Taxes	18,489	17,960	14,378
Goodwill, Net	92,031	94,652	84,398
Other Assets	82,706	63,059	58,847

Total Assets	$1,256,840	$1,247,368	$1,158,987

Current Liabilities
Short-term borrowings	$47,061	$34,289	$37,904
Accounts payable	109,635	102,264	96,561
Accrued payroll and related taxes	245,442	246,061	218,792
Accrued insurance	32,734	33,165	33,674
Income and other taxes	62,419	67,839	52,754

Total current liabilities	497,291	483,618	439,685
Noncurrent Liabilities
Accrued insurance	57,828	58,548	54,941
Accrued retirement benefits	52,156	50,892	48,788

Total noncurrent liabilities	109,984	109,440	103,729
Stockholders’ Equity
Common stock	40,116	40,116	40,116
Treasury stock	(96,328)	(97,693)	(108,023)
Paid-in capital	22,787	22,530	19,651
Earnings invested in the business	664,738	664,813	654,300
Accumulated other comprehensive income	18,252	24,544	9,529

Total stockholders’ equity	649,565	654,310	615,573

Total Liabilities and Stockholders’ Equity	$1,256,840	$1,247,368	$1,158,987

STATISTICS:
Working Capital	$391,518	$408,293	$380,192
Current Ratio	1.8	1.8	1.9
Debt-to-capital %	6.8%	5.0%	5.8%
Global Days Sales Outstanding
Year-to-date	54	54	55

The financial information above is considered preliminary and is subject to change related to the Company’s review of lease accounting.